Exhibit 99.2

Greif, Inc.
Fourth Quarter 2023 Earnings Results Conference Call
December 7, 2023

CORPORATE PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., Chief Executive Officer & Director
Lawrence Allen Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Matt Leahy – Greif, Inc., Vice President, Corporate Development & Investor Relations

OTHER PARTICIPANTS
Aadit Lall Shrestha Stifel, Nicolaus & Company, Incorporated, Research Division
Cashen John Keeler BofA Securities, Research Division
Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division
Ghansham Panjabi Robert W. Baird & Co. Incorporated, Research Division
Roger Neil Spitz BofA Securities, Research Division

MANAGEMENT DISCUSSION SECTION
Operator
Good day, and welcome to the Greif Fourth Quarter 2023 Earnings Call. [Operator Instructions] As a reminder, this call may be recorded. I would like to turn the call over to Matt Leahy. You may begin.

Matt Leahy
Vice President of Corporate Development & Investor Relations
Thanks, and good morning, everyone. And first, let me apologize for the technical difficulties on our side. We were dialed in. And for some reason, we lost audio, and we've been troubleshooting for the last several minutes. We truly appreciate your patience. Welcome to Greif's fourth quarter fiscal 2023 earnings conference call. This is Matt Leahy, Greif's Vice President of Corporate Development and Investor Relations, and I'm joined by Ole Rosgaard, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer.

We will take questions at the end of today's call. And in accordance with Regulation Fair Disclosure, please ask questions regarding issues you consider important because we're prohibited from discussing material nonpublic information with you on an individual basis.

Please turn to Slide 2. As a reminder, during today's call, we'll make forward-looking statements involving plans, expectations and beliefs related to future events, and actual results could differ materially from those discussed. Additionally, we'll be referencing certain non-GAAP financial measures and reconciliation to the most directly comparable GAAP metrics can be found in the appendix of today's presentation.

And now with that, I'd like to turn the presentation over to Ole on Slide 3.

Ole G. Rosgaard
President, CEO & Director
Thanks, Matt, and good morning, everyone. And let me also apologize for the technical difficulties we had this morning. Looking back on fiscal year 2023, the second fiscal year on our Build to Last strategy, I am humbled by all of the progress of our global Greif team has made despite extraordinary macroeconomic headwinds. This year challenged us to execute with continued precision and excellence in a complex operating environment. I'm proud to say that in the face of ongoing demand challenges, the hard work from our teams resulted in the second best year in Greif's history on an adjusted EBITDA and adjusted free cash flow basis, surpassed only by our exceptional performance in 2022. Year-over-year, we improved both our EBITDA margins and our free cash flow conversion, even as primary product sales declined double digits across our businesses, a true testament to the commitment of our teams to operational excellence and our value-over-volume philosophy.
Fiscal 2023 was a banner year for investing in the long-term health of Greif. We launched new organic growth projects in both PPS and GIP, completed 4 acquisitions and announced the fifth in Ipackchem for an aggregate capital commitment of over $1 billion on M&A. We maintained our focus on returning capital to shareholders by increasing dividends per share by 7.5% and completing our $150 million share buyback program earlier in the year. And we did all this while maintaining a leverage ratio within our target range of 2x to 2.5x.

Exhibit 99.2

At Greif, we often talk about managing the present while creating the future. We're doing both exceptionally. As we close out fiscal 2023, I'm proud of what we have accomplished and where we are going. But make no mistake, managing the present can be hard, especially when business is under pressure, and our business has been under pressure for some time, and we are continuing to face near-term headwinds, which Larry will cover with our low-end guidance and modeling assumptions for fiscal 2024.

But as proven by our results in fiscal 2023, we are built to handle exogenous impacts to our business by controlling what we can control. Our execution will remain strong, and we will weather this storm and I have full confidence in our mission and our global Greif team. After Larry provides a review of the fourth quarter, I will share with you a broader update about our growth strategy for future value creation on the Build to Last. Larry?

Lawrence Allen Hilsheimer
Executive VP & CFO
Please turn to Slide 4. Thanks, Ole. In our fourth quarter, we generated nearly $200 million of adjusted EBITDA, $130 million of adjusted free cash flow and $1.56 of adjusted earnings per share despite the complex operating environment. Our team's execution from the plant floor through corporate functions over the past year was truly extraordinary, and I would like to thank our colleagues for their hard work and commitment to delivering exceptional results in these difficult times. Later in the presentation, Ole will expand commentary around our recent M&A, but for now, I will remind our investors that the ColePak and Reliance acquisitions both occurred during the fourth quarter. Therefore, Q4 results did not include the full contribution of these businesses, which, along with Ipackchem in early 2024, will provide a benefit to our performance in the coming year.

Let's turn to segment results, starting on Slide 5. The fourth quarter in GIP saw more of the same challenges we have now faced for 5 straight quarters, an extremely weak industrial sector with demand at staggeringly low levels. Compared to Q4 of fiscal '22, global volumes in steel drums were off 8%, large plastics off 14% and fiber drums down 19%. Only IBCs and small plastic volumes increased year-over-year. On a 2-year stack basis, nearly all substrates globally in GIP are tracking down mid-teens. A reminder for investors related to this historic demand period in GIP. More than 85% of basic and specialty chemicals globally are consumed by the industrial sector. Global PMIs have been trending negatively since December of 2021 and tracking below 50 since September of 2022. Existing home sales in the U.S. are tracking at the lowest level since 2010. This is truly an unprecedented time with no comparable period, including the Great Recession, where we saw a steep drop in drum volumes that quickly recovered.

While this is sobering data, we take pride in the results we have delivered. Those results have enabled us to continue to invest strategically in our Build to Last initiatives focused on the future while managing costs and operations effectively. We are excited about the results of our GIP segment and what they will deliver when the industrial economy recovers.

Please turn to Slide 6. Paper Packaging's fourth quarter sales declined $84 million year-over-year, primarily due to lower volumes and growing price cost pressures. We took approximately 62,000 tons of total downtime across our mill system in the fourth quarter compared to 35,000 in Q4 of last year. Containerboard fared better than URB with less economic downtime and better volumes in converting, but overall, the continued low volume environment combined with rising OCC costs during the quarter led to both EBITDA dollar and margin compression compared to the prior year. Our PPS team continues to control the controllables well and did an extraordinary job on managing working capital to close out the year.

Please turn to Slide 7, where I'll discuss 2024 low-end guidance assumptions. As Ole mentioned in his opening remarks, and I've covered as well, we are sitting at a truly historic moment in time for Greif's businesses with prolonged volume headwinds across GIP end markets we serve and now a material price cost headwind in PPS with rising OCC and lower RISI published prices. a challenging time to give full year guidance because we do believe the demand environment will turn positively, we just don't know when. Given these multiple near-term headwinds and low visibility to a sustained recovery, we made the decision to present a low-end guidance to start fiscal 2024 of $585 million in EBITDA and $200 million in free cash flow. This guidance methodology is simple. It presents a continuation of demand, price and cost trends for both businesses through the duration of fiscal '24 at current levels. In addition, this guidance does not include our recently announced price increases in containerboard, which we don't include in guidance until recognized by RISI. And it also excludes any impact from Ipackchem, which we expect will close sometime in calendar Q1.

Our hope is that our actual fiscal '24 results will end up significantly above this low-end guidance. However, we've always stated that we do not guide based on hope. Our downside view is driven by current price cost squeeze in PPS and no volume inflections in 2024. We have seen some green shoots, but no identified compelling trends yet to give us conviction that a recovery is emerging. Note that if volumes recovered 50% of the gap to 2022 volumes, our EBITDA would increase approximately $85 million and a 100% recovery would add approximately $170 million. Our business is designed to weather

Exhibit 99.2

short-term cycles. We continue to delight our customers. We are firing on all cylinders and controlling what we can control. We're proud of our teams, and we know that we will continue to execute through this difficult time and come out on the other side a stronger, better business. The investments we are making under Build to Last are laying the foundation for breakout performance in the years to come, and I'd like to hand it back to Ole to cover more about our long-term strategy and growth plans. Ole?

Ole G. Rosgaard
President, CEO & Director
Thanks, Larry. If you could please turn to Slide 8. Build to Last is about producing quality results on an annual basis. But it's also more than that. It's about leading through our values. Our purpose, vision and missions all reflect our goal to better serve our colleagues and customers throughout the world. And I would like to briefly highlight a few achievements in 2023 on each of our missions and how they set us up for future success.

The customer satisfaction index has long been one of our most reliable measures of success in delivering legendary customer service, which directly aligns to our vision of being the best performing customer service company in the world. Our aspirational target is 95%, and we are proud that in 2023, our average score was 94%. We also recently completed our 13th Net Promoter Score survey of nearly 5,000 customers, receiving a result of 68, a new Greif record and a leading score within the manufacturing industry. Consider the macroeconomic context of these results. Our customers clearly know we are devoted to serving them with excellence, particularly when times are tough, and we are being rewarded for it.

On the creating thriving communities, we completed our sixth annual Gallup survey this year with over 90% colleague participation, and the results again showed an improvement in engagement, placing us firmly within the top quartile of all manufacturing companies surveyed across the world. We also show our industry leadership through our commitment to sustainability under Protecting Our Future. And this year, we published our 14th annual sustainability report with our new 2030 targets around climate, waste, circularity, supply chain and DE&I. This mission is the foundational element of our long-term success, and I highly encourage our investors to visit the Sustainability page of our website to read more about our initiatives.

Please turn to Slide 9. Now that we have 2 years under the Build to Last strategy, we want to provide a broader update on some ongoing internal strategic initiatives that we believe are the pillars of driving long-term value creation for all stakeholders. First, we shared with you the benefits throughout 2023 from centralizing our global operations, supply chain and IT functions under the One Greif banner. We are building out these functions to serve a larger footprint of businesses in the future with the expectation of a growing scale advantage. Second, in alignment with our One Greif mentality, we are executing an organizational shift from geography-based operations to substrate-based operations. This structure was piloted in 2023 in GIP North America and resulted in plant and regional level operating efficiencies, improved best practice sharing and better decision-making around capital investments and growth. We will use this fiscal year to prepare and plan to update you with a more complete picture as we get closer to implementation targeted for the beginning of full year 2025.

Additionally, we plan to change our fiscal year-end to September 30, beginning in fiscal year 2026. This change has been requested by our investors and analysts for years, and we believe it will better align us to the standard industry calendar and increase our exposure to the investment community. Importantly, all these initiatives have been part of our Build to Last strategy from inception and our expectations are they will make us better at driving results, improving transparency and increase equity value creation. Enacting these changes take time and effort, which will result in some short-term SG&A cost inflation in the coming fiscal year, but we firmly believe that these changes will lead to a better and more successful Greif in the future.

In addition to the internal work being done, I'm also excited about our recent growth through targeted M&A. Please turn to Slide 10. At our Investor Day in 2022, we outlined Greif's acquisition priorities in 3 areas, unique downstream converting in paper, sustainability-aligned reconditioning services and pursuing a roll-up acquisition strategy in the resin-based jerrycans and small plastics markets. These acquisition verticals share the same very attractive attributes. They are aligned to growing end markets, hold strong circularity characteristics and enjoy an elevated margin profile. With a growing addressable jerrycan market of $3.1 billion, we see a great opportunity to be the global leader in this high-performance packaging sector, as we have the technical capability, product offering and scale to service customers in all our markets. We accelerated our growth in this market over the past year with the acquisitions of Lee Container, Reliance Products and look to bolster our position following the close of the Ipackchem acquisition, which we anticipate by the end of our fiscal second quarter.

In summary, we will enter 2024 positions to become one of the largest, most technically sophisticated small plastic product offerings in the world.

Exhibit 99.2

Please turn to Slide 11. Another objective of our acquisition path is to build greater balance in our portfolio from an end market and substrate perspective. The transactions announced in fiscal 2023 give Greif greater exposure to secular growth trends in agricultural and specialty chemicals as well as exposure to newer markets for us in pharmaceuticals and medical diagnostics. The jerrycan and small plastic product line is extraordinarily versatile and our teams are excited about the follow-on organic growth potential as we serve and grow with customers in these markets. Additionally, you will notice that nearly 75% of the acquisitions completed or announced in fiscal 2023 were resin-based, improving our overall sustainability profile as most of these products can be recycled and reused and require less energy and raw materials to manufacture.

Please turn to Slide 12. A final note on acquisitions. In addition to the improved end market mix and sustainability benefits, we are also buying great businesses. These companies are the companies we are acquiring and those in our M&A pipeline are materially margin accretive and have better free cash flow characteristics than our legacy Greif business. Over time, this path, along with the work our teams are doing to continuously improve our base business every day will drive our performance towards our long-term goals of 18% plus EBITDA margins and well over 50% free cash conversion. We will continue to utilize our strong balance sheet and remain disciplined on acquisitions going forward while actively lowering our leverage through a combination of debt paydown and EBITDA growth. Our capital allocation strategy will remain balanced, ensuring the financial strength and growth of the business for years to come.

In closing, on Slide 14, let me remind you of the reasons I'm so excited for the long-term growth prospects at Greif and why we remain well positioned to weather this historically soft demand and pricing environments. I have full confidence in our ability to control what we can control and excel through successful execution of our Build to Last strategy. We have proven over the past 2 years that we have the team and strategy to perform in complex operating environments. We have managed the business tightly while also investing for the future. We have accelerated our growth through M&A and high-impact organic growth projects. And lastly, we are keeping a long-term lens regarding our operations and business strategy. The cumulative impacts of our efforts will result in a more robust, efficient, growth-orientated and defensible business model, which we believe positions Greif for success and strong earnings growth as the cycle normalizes. We thank you for your interest in Greif. And operator, will you please open the line for questions?

QUESTION AND ANSWER
Operator
Our first question comes from Ghansham Panjabi of Baird.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
Just making sure the audio is working. I guess, first off, on the EBITDA bridge, Larry, $819 million generated in fiscal year '23. Can you just give us more color in terms of the non-volume variances? I'm just trying to reconcile down to your $595 million, which would be a pretty significant step down relative to the almost $200 million you generated in EBITDA in 4Q.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, sure thing. Got some obvious question, right? So, if I walk through it, we have a year-over-year impact because of the strengthening dollar against our bucket of currencies of about $29 million. We also had, throughout the year, a series of sort of one- off onetime items. For example, we had insurance recovery of about $6 million related to a fire where the costs were actually in '22. We had another fire recovery same thing before, we had some legal recoveries, we had utility refunds that the EMEA region issued because of the high cost. It was some governmental initiatives and then a tax recovery down in Brazil of about $6 million that was an operating type of tax. So, all of those, they flowed in throughout the year. They weren't like big lumps. But they totaled up to $29 million. So, we don't anticipate those to reoccur. So, between those 2 items, you have almost $60 million. We then have just the paper pricing element in cost price squeeze in PPS is roughly $140 million year-over-year to where we are right now. Now again, that does not take into account the price increase we just announced, which we will be implementing January 1. And then GIP, a little bit of just index timing on our forecast on cost is about a $17 million drag year-over-year. And then we have some investments in, Ole mentioned us going to a segment structure, we got cost of that, about $6 million that we believe will generate a lot of benefits for us from that concentrated focus on different segments going forward. We also are investing, as we've talked a lot about our digitization efforts in IT that we anticipate future strong benefits of the capitals require us to expense it. We view it more as an investment. But it's that net of the benefits. So, we believe we'll start to see some benefit this year is about $8 million. That will turn around to more benefit generation in '25, '26 and going forward. And then there's just a $5 million of other inflationary things, those kind of matters. So that should get you from the $819 million to $585 million.

Exhibit 99.2

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
Okay. That's super helpful. And then the volume recovery of the 100% of $170 million like the scale that you gave us, is that relative to 2 years ago? Is that just to make sure I have that right?

Lawrence Allen Hilsheimer
Executive VP & CFO
That's just relative to '22. So yes, I guess that would be 2 years ago - 2024 to 2022. If we went back actually to the last normalized year because of COVID, everything else going on, you go back to '19, the volume recovery would be even higher numbers. But yes, the $174 million is relative to '22.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
Okay. Got it. Perfect. And then in terms of your comments on green shoots, more color there. And then just lastly, on the CapEx guidance, is that reflective of the low-end assumption? And if so, is that something that would be scaled up if the year turns out to be better than you think?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. On the green shoots, it's mostly just what we started to see in our containerboard business, Ghansham, I don't think we're ready to call it a trend yet or an inflection point, but certainly, the last couple of months have been much better and our mill system is full at the moment and backlogs are good. So that's what we're talking about. We really haven't seen it any place else. I'm sorry, what was the second part of it?

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
CapEx guidance.

Lawrence Allen Hilsheimer
Executive VP & CFO
CapEx guidance, yes, Ghansham. We've said, hey, look, if we actually end up with a year that's at the low end, we're going to manage our CapEx spend to just not have anything to do with our strength because obviously, we could do more, but more just to manage it for appropriately for investors. So, if we do see an inflection point, we would probably up our CapEx, but it wouldn't be proportional on that same ratio. Obviously, there's a core amount of CapEx that we have to do every year to make sure we maintain critical maintenance. And obviously, that's what impacts our cash generation ratio.

Operator
Our next question will come from Cashen Keeler of Bank of America.

Cashen John Keeler
BofA Securities, Research Division

This is Cashen on for George, he had a conflict this morning business related. So just on containerboard, I know you're not including in guidance here, but I guess can you generally just speak to your rationale behind the price increases? And then you also talked to some improvement just on containerboard. It's trending better relative to URB. So just on the demand front there, can you talk at all just how that maybe trended throughout the quarter and what you're hearing from your customers on that front as well?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. I mean we are raising the prices because we, like everybody else have faced inflationary cost pressures. Obviously, OCC is up. We deliver great services to our customers and demand has been up. So, we've gone out with that, and it will be effective January 1.

Exhibit 99.2

Ole G. Rosgaard
President, CEO & Director

Yes, that's essentially it.

Cashen John Keeler
BofA Securities, Research Division

Okay. And then just on demand in containerboard?

Ole G. Rosgaard
President, CEO & Director

Are you talking about fourth quarter?

Cashen John Keeler
BofA Securities, Research Division

Yes.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, mills 0.5%. And in sheets and CorrChoice, 2.8%. Boxboard, we were down 6.9% and tube and core, down 7.6%.

Ole G. Rosgaard
President, CEO & Director
Yes. So sequentially, a significant turnaround because we've been running negative. So...

Cashen John Keeler
BofA Securities, Research Division

Okay. Understood. I appreciate that color. And then I know you've done a number of acquisitions or announced a number this year and Ole you talked to M&A being part of the story kind of longer term here. And on past calls, you've talked to stuff maybe in the kind of immediate term pipeline. So, at this point, is there anything that you could potentially execute on in the coming year? Or how can we kind of think about that?

Ole G. Rosgaard
President, CEO & Director

I mean we haven't closed on Ipackchem yet, that will close here in the first calendar quarter. We then need to integrate Ipackchem. They operate in 9 countries. And given the volume situation we have at the moment in our guidance, we are not sort of going out aggressively to buy. But we have the means to do something, and we remain opportunistic over the next 6 months in terms of what's available, and we're not going to miss a good opportunity to do a good deal.

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. The thing I would also just share is even if we had hit this low end, if that's all that happens this year, we still are well within any of our debt covenants and we'll be in great shape going forward. I mean, even if we got to just like recovering 50% of our volume this year, with Ipackchem, we'd still be right around 3% on a leverage ratio. And obviously, as we recover, we think there's significant upside. And to put a little point on that. So, we're starting at $585 million. If we recovered paper and pricing margins to the average of the last 5 years, we picked up $101 million. If we recapture the volume, where we said it's $174 million. If we add Ipackchem in there, say, roughly $60 million, we're up to $920 million. If those things happen, we're already back down in our debt ratio target.

Cashen John Keeler
BofA Securities, Research Division

Exhibit 99.2

Got it. Understood. And then just one last one, and I'll turn it over. Just with the change in terms of your fiscal year. Is it possible at all to quantify what the inflation might be or what costs you might incur related to that?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. The fiscal year change thing is relatively minor. It's a couple of million dollars kind of thing for that element of it.

Operator
Our next question will come from Aadit Shrestha of Stifel.

Aadit Lall Shrestha
Stifel, Nicolaus & Company, Incorporated, Research Division

If you could just talk about what you're watching as indications have changed in the business fundamentals and what needs to happen to support a positive churn is coming and you would feel more comfortable providing the guidance range.

Ole G. Rosgaard
President, CEO & Director

Well, what needs to happen is, I mean, obviously, there's a lot of factors involved. But if we see an interest rate reduction. We will probably see some improvements in the housing sector and the housing sector, when people move houses drives a lot of the business we see from our paints end segments, but also on containerboards. That will be a very huge positive, probably the biggest, I would say. And then you have all the issues on geopolitical conflicts, we have around the world that has an effect as well. Those will probably be the biggest.

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. I would just ask you to reflect on last year. We came out in our first quarter call with low-end guidance. By the second quarter, we gave a range. I mean when we see something, we will react and get everybody the information that you'd rather see. But I'll also tell you, a year ago on this call, at this time, our paper customers were telling us they thought business was going to bounce back in January. Our chemical companies were saying first or second quarter calendar last year. And by the time we got to the first quarter, everybody was like, Oh my, what's going on, and it started extending further and further out. And I'll also reflect on the Great Recession, when we did see an inflection point, it was rapid. The demand kicked off aggressively. So hopefully, we start to see a recovery that ties to some of the things that Ole just mentioned, and we are well positioned to respond.

Matt Leahy
Vice President of Corporate Development & Investor Relations

And Aadit, I'll just add to that. This is Matt. So, when you just look globally at industrial production, ISM PMIs were peaking in May of 2021 and trending down almost since then. They've actually been trending negatively globally since September of 2022 in a contractionary period for over 12 months. Our global industrial business is levered to some of those trends, if not directly. So, I think if you look for a turn or recovery in PMI or ISM that could also indicate we're probably seeing a demand recovery as well.

Aadit Lall Shrestha
Stifel, Nicolaus & Company, Incorporated, Research Division

All right. And just about the cadence of pricing volume by quarter, maybe within each segment, like it seems like within both, they have the toughest comp in 1Q and sequentially improves and maybe flat year-over-year, sort of kind of what you built into your guidance. Am I thinking about this correctly?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. We didn't really look at the price cost. I'm not ready to answer that on a quarter-by-quarter basis. I mean we didn't take that... Yes. I didn't go back and look at where we were on each. But I guess, just off the top, things trended throughout the year,

Exhibit 99.2

obviously, with OCC going up in the paper business throughout the year, and we got price cuts more we had a back half of the year. So that would say that you'd be better at the end of the year than at the beginning. But then we've got our price increase announced that we are implementing on January 1. So that would obviously help more in the second quarter than the first.

Ole G. Rosgaard
President, CEO & Director

And Aadit, the first quarter tends to be the lowest in our business cycle as well.

Aadit Lall Shrestha
Stifel, Nicolaus & Company, Incorporated, Research Division

All right. And just one last one for me. So, the deals that you've already closed, what is the rollover contribution to sales and free cash flow assumed in the guidance from that?

Matt Leahy
Vice President of Corporate Development & Investor Relations

Aadit, I can give you. EBITDA is roughly $20 million in terms of the contribution to 2024. Generally, these businesses collectively are running at a 60% free cash flow conversion. We haven't guided to that, but I'm not sure what the CapEx needs are next year, but that's directionally accurate in terms from an EBITDA perspective.

Operator
Our next question will come from Roger Spitz of Bank of America.

Roger Neil Spitz
BofA Securities, Research Division

First, what was IBC's fiscal Q4 volume increase on a percentage basis? And would you have for steel, plastic, fiber and IBCs the full fiscal year 2024 volume changes on a percentage basis?

Ole G. Rosgaard
President, CEO & Director

Roger, I can give you that. The first one in Q4 was a contraction of 4.3% on IBCs [excluding the contribution of Centurion Container].

Roger Neil Spitz
BofA Securities, Research Division

Okay. I thought you said up. Okay, my fault. And you don't have the full year to hand is what you're saying for all 4.

Ole G. Rosgaard
President, CEO & Director

Full year is a contraction of 9.5% [excluding the contribution of Centurion Container].

Roger Neil Spitz
BofA Securities, Research Division

Okay. Why does small plastic packaging businesses have higher margins than your legacy large packaging. Is it small plastic packaging more fragmented and large packaging really only has maybe 3 producers with maybe 80% global market share? So, a less fragmented business?

Ole G. Rosgaard
President, CEO & Director

Yes. Number one, it is a less consolidated business across the globe. There's a lot of players. It's also a more sophisticated product to produce. On small plastic and the other kind, you could kind of split it up in 3 buckets. You have a commodity

Exhibit 99.2

markets, then you have the middle, a little bit commodity a little bit premium. And then you have the premium market, which is really where we operate, where you have things like barrier technologies, you have specialty science and that sort of thing.

Lawrence Allen Hilsheimer
Executive VP & CFO
One thing to supplement Ole's answer because Ole was answering on IBCs on a same-store basis without the impact of Centurion acquisition. So, on Centurion, with Centurion in, our volumes on IBCs were up 2%. And for '24, we would expect them to be up 12% year-over-year.

Operator
Our next question comes from Gabe Hajde of Wells Fargo.

Lawrence Allen Hilsheimer
Executive VP & CFO

Gabe, I'm sure you've been called worse.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

I wanted to ask something a little bit that's been in the publications here recently about imported uncoated recycle board and just historically speaking, not been really a paper grade that's been imported, I think, for a variety of reasons, one of which is there are probably other paper grades that are higher price points that could be justified to be imported. But I'm just curious if you all have seen us in the past, or if, in fact, you can confirm that it's something that you've seen in the marketplace. Now I'll stop there.

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes, Gabe, it is really minor in the overall market. We've seen a little bit more, but it's not substantial.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

Okay. And I guess to revisit the bridge question, I apologize in advance. But you Larry laid out, I think, a lot of the negative factors to get to the $585 million but weren't necessarily giving yourselves credit for any of the positives that would be included, even taking into account sort of what you're assuming in the guidance and/or what you're experiencing today at least on the containerboard side. And what I mean by that is it sounds like the system is full at this point, which would imply no economic downtime in the containerboard mill system. So, math throughout plus 20 for acquisitions, I don't know if I have the exact number correct. I want to say that it was about 120,000 tons of economic downtime in your seaboard system, assuming some of that comes back, those will all be additive sort of just based on what your assumptions are today. Is that the right way to think about it?

Ole G. Rosgaard
President, CEO & Director

Partially. I mean, we have built in some relatively minor growth in from containerboard in the year. But it's like $60 million now. We also are closing down our Santa Clara mill. So that will take a little bit out. But yes, you're right. We're being relatively conservative in that low-end guidance. I mean it's low end because it's low end.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

Okay. Santa Clara, remind me, is that CRB?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes, yes.

Exhibit 99.2

Ole G. Rosgaard
President, CEO & Director

No, it's containerboard.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

Thanks Matt.

Matt Leahy
Vice President of Corporate Development & Investor Relations

Let me check.

Ole G. Rosgaard
President, CEO & Director

We'll get back to you.

Operator
And I'm showing no further questions. I would now like to hand the call back to Matt Leahy for closing remarks.

Matt Leahy
Vice President of Corporate Development & Investor Relations

All right. Well, thank you, everyone, again, for your patience today and our challenges at the beginning of the call. We hope you all have a wonderful holiday.

Operator
This concludes today's conference. Thank you for participating. You may now disconnect.